EXHIBIT 99.1

Bright Mountain Media, Inc. Announces Third Quarter 2025 Financial Results

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Year to date revenue increased by $3.9 million to $43.5 million compared to $39.6 million for the same period of 2024.

Boca Raton, FL, November 7, 2025 — Bright Mountain Media, Inc. (OTCQB: BMTM) (“Bright Mountain” or the “Company”), a global holding company with current investments in digital publishing, advertising technology, consumer insights, creative services, and media services, today announced its financial results for the third quarter and nine months ended September 30, 2025.

Matt Drinkwater, CEO of Bright Mountain Media, provided insights into the company’s performance in the third quarter. He announced, "Year-to-date revenue has reached $43.5 million, which is an increase of $3.9 million compared to the same period in 2024. While our Q3 revenue was $13.9 million - slightly down from $14.2 million in Q3 2024 - this modest decline is a reflection of broader market challenges, including inflationary pressures and more conservative spending by advertisers. Despite these conditions, we are encouraged by our financial trajectory and the resilience of our core business."

Drinkwater also emphasized the ongoing momentum of Bright Mountain’s advertising technology division, which remains a key driver of growth. By leveraging its proprietary platform, this division connects premium advertisers with high-quality Connected TV inventory. This strategy has allowed the company to establish partnerships with an expanding network of reputable publishers and streaming platforms, resulting in increased ad volume, stronger pricing, and consistent revenue growth.

Financial Results for the Three Months Ended September 30, 2025

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Revenue was $13.9 million, a slight decrease of $211,000, or 1%, compared to $14.2 million for the same period of 2024. Advertising technology revenue was approximately $5.1 million, digital publishing revenue was approximately $280,000, consumer insights revenue was approximately $6.4 million, creative services revenue was approximately $1.5 million, and media services revenue was approximately $728,000, during the third quarter of 2025.

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Cost of revenue was $9.7 million, a slight decrease of $78,000, or 1%, compared to $9.8 million for the same period in 2024. Cost of revenue is inclusive of direct salary and labor costs of approximately $1.5 million for employees that work directly on customer projects; direct project costs of approximately $2.4 million for payments made to third-parties that are directly attributable to the completion of projects to allow for revenue recognition; non-direct project costs of approximately $1.5 million; publisher costs of approximately $3.7 million, and sales commissions of approximately $239,000.

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General and administrative expense was $4.1 million, a decrease of $315,000, or 7%, compared to $4.4 million in the same period of 2024.

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Gross margin was $4.3 million, a decrease of 3%, compared to $4.4 million in the same period of 2024.

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Net loss was $2.8 million, an improvement of 13%, compared to a $3.3 million net loss in the same period of 2024.

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Adjusted EBITDA was $1.3 million, an improvement of 66%, compared to Adjusted EBITDA of $804,000 in the same period of 2024. See the below section on Non-GAAP Financial Measure for a reconciliation of net loss to EBITDA and Adjusted EBITDA.

Financial Results for the Nine Months Ended September 30, 2025

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Revenue was $43.5 million, an increase of $3.9 million, or 10%, compared to $39.6 million for the same period of 2024. The increase in revenue was primarily from our advertising technology division, and was driven by our ability to leverage our resources to attract top advertisers, which in turn allowed us to onboard premium publishers. This led to an increase in volume, as well as rates and overall revenue. The increase was partially offset by a decline in revenue from our creative services division, which was primarily due to a decrease in the number of projects for small tier revenue customers.

Advertising technology revenue was approximately $14.4 million, digital publishing revenue was approximately $1.2 million, consumer insights revenue was approximately $20.7 million, creative services revenue was approximately $4.7 million, and media services revenue was approximately $2.4 million, during the first nine months of 2025.

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Cost of revenue was $32.0 million, an increase of $3.3 million, or 12%, compared to $28.7 million for the same period in 2024.

Cost of revenue is inclusive of direct salary and labor costs of approximately $5.2 million for employees that work directly on customer projects; direct project costs of approximately $10.9 million for payments made to third-parties that are directly attributable to the completion of projects to allow for revenue recognition; non-direct project costs of approximately $3.7 million; publisher costs of approximately $10.5 million, and sales commissions of approximately $814,000.

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General and administrative expense was $12.6 million, a decrease of 16%, compared to $15.0 million in the same period of 2024.

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Gross margin was $11.6 million, an increase of 6%, compared to $10.9 million in the same period of 2024.

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Net loss was $10.1 million, an improvement of 23%, compared to a $13.2 million net loss in the same period of 2024.

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Adjusted EBITDA was $1.9 million an improvement of 251%, compared to Adjusted EBITDA loss of $1.3 million in the same period of 2024. See the below section on Non-GAAP Financial Measure for a reconciliation of net loss to EBITDA and Adjusted EBITDA.

About Bright Mountain Media

Bright Mountain Media, Inc. (OTCQB: BMTM) unites a diverse portfolio of companies to deliver a full spectrum of advertising, marketing, technology, and media services under one roof—fused together by data-driven insights. Bright Mountain Media’s subsidiaries include Deep Focus Agency, LLC, MediaHouse, Inc., BV Insights, LLC, CL Media Holdings, LLC, and Bright Mountain, LLC d/b/a BrightStream. For more Information, please visit www.brightmountainmedia.com.

Forward-Looking Statements for Bright Mountain Media, Inc.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties. Such forward-looking statements can be identified by the use of words such as “should,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes,” and similar words. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations of our ability to successfully integrate acquisitions, and the realization of any expected benefits from such acquisitions. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in Bright Mountain’s Annual Report on Form 10-K for the year ended December 31, 2024 and our other filings with the SEC. Bright Mountain does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact / Investor Relations:

Douglas Baker

Email:corp@otcprgroup.com

Tel: (561) 807-6350

https://otcprgroup.com

BRIGHT MOUNTAIN MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended

	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024

Revenue	$13,940	$14,151	$43,538	$39,602
Cost of revenue	9,686	9,764	31,975	28,656
Gross margin	4,254	4,387	11,563	10,946
General and administrative expenses	4,099	4,414	12,644	14,966
Income (loss) from operations	155	(27)	(1,081)	(4,020)

Financing and other expense:
Other income	52	31	143	428
Interest expense - Centre Lane Senior Secured Credit Facility - related party	(3,034)	(3,250)	(9,189)	(9,602)
Interest expense - 10% convertible promissory notes - related party	-	-	-	(4)
Other interest expense	(6)	(10)	(18)	(32)
Total financing and other expense, net	(2,988)	(3,229)	(9,064)	(9,210)

Net loss before income tax	(2,833)	(3,256)	(10,145)	(13,230)
Income tax provision	-	-	-	-
Net loss	$(2,833)	$(3,256)	$(10,145)	$(13,230)

Foreign currency translation	(43)	(8)	(200)	64
Comprehensive loss	$(2,876)	$(3,264)	$(10,345)	$(13,166)

Net loss per common share:
Basic	$(0.02)	$(0.02)	$(0.06)	$(0.08)
Diluted	$(0.02)	$(0.02)	$(0.06)	$(0.08)

Weighted-average shares outstanding:
Basic	175,864,104	171,104,346	175,943,376	171,138,296
Diluted	175,864,104	171,104,346	175,943,376	171,138,296

BRIGHT MOUNTAIN MEDIA, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	September 30, 2025	December 31, 2024 *
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$553	$2,546
Restricted cash	1,861	1,861
Accounts receivable, net	14,224	15,033
Prepaid expenses and other current assets	790	859
Total current assets	17,428	20,299
Property and equipment, net	61	69
Intangible assets, net	11,989	13,406
Goodwill	7,785	7,785
Operating lease right-of-use assets, net	195	253
Other long-term assets	159	158
Total assets	$37,617	$41,970

Liabilities and Stockholders' Deficit

Current liabilities:
Accounts payable and accrued expenses	$21,215	$22,667
Other current liabilities	3,081	4,401
Interest payable - Centre Lane Senior Secured Credit Facility - related party	-	21
Deferred revenue	5,296	2,883
Note payable - Centre Lane Senior Secured Credit Facility - related party (current)	5,120	3,808
Total current liabilities	34,712	33,780
Other long-term liabilities	52	169
Note payable - Centre Lane Senior Secured Credit Facility - related party (long-term)	76,117	71,043
Finance lease liabilities	-	20
Operating lease liabilities	103	185
Total liabilities	110,984	105,197

Stockholders' deficit:
Convertible preferred stock, par value $0.01, 20,000,000 shares authorized, no shares issued or outstanding at September 30, 2025 and December 31, 2024, respectively	-	-
Common stock, par value $0.01, 324,000,000 shares authorized, 180,347,712 and 177,464,827 issued, and 178,440,337 and 176,114,652 outstanding at September 30, 2025 and December 31, 2024, respectively	1,803	1,775
Treasury stock at cost, 1,907,375 and 1,350,175 shares at September 30, 2025 and December 31, 2024, respectively	(220)	(220)
Additional paid-in capital	101,975	101,798
Accumulated deficit	(177,002)	(166,857)
Accumulated other comprehensive income	77	277
Total stockholders' deficit	(73,367)	(63,227)
Total liabilities and stockholders' deficit	$37,617	$41,970

* Derived from audited consolidated financial statements.

BRIGHT MOUNTAIN MEDIA, INC.

RECONCILIATION OF NET LOSS TO NON-GAAP EBITDA AND ADJUSTED EBITDA

(in thousands)

Non-GAAP Financial Measure

Non-GAAP results are presented only as a supplement to the financial statements and for use within management's discussion and analysis based on U.S. generally accepted accounting principles ("GAAP"). The non-GAAP financial information is provided to enhance the reader's understanding of the Company's financial performance, but non-GAAP measures should not be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP.

All of the items included in the reconciliation from net loss before taxes to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, etc.) or (ii) items that management does not consider to be useful in assessing the Company's ongoing operating performance (e.g., M&A costs, income taxes, gain on sale of investments, loss on disposal of assets, non-recurring costs, etc.). In the case of the non-cash items, management believes that investors can better assess the Company's operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company's ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company's operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Because not all companies use identical calculations, the Company's presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company's performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.

A reconciliation of net loss before taxes to non-GAAP EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
(in thousands)
Net loss before tax	$(2,833)	$(3,256)	$(10,145)	$(13,230)
Depreciation expense	11	36	39	111
Amortization of intangibles	446	480	1,416	1,442
Amortization of debt discount	489	691	1,678	2,243
Other interest expense	6	10	18	32
Interest expense - Centre Lane Senior Secured Credit Facility and Convertible Promissory Notes	2,545	2,559	7,511	7,364
EBITDA (loss)	664	520	517	(2,038)
Stock compensation expense	27	57	98	191
Non-recurring professional fees	111	167	372	167
Non-recurring legal fees	516	60	873	313
Non-recurring severance expense	13	-	70	93
Adjusted EBITDA (loss)	$1,331	$804	$1,930	$(1,274)